Exhibit 99.1

News Release

Allin Corporation 381 Mansfield Avenue Suite 400 Pittsburgh, Pennsylvania 15220-2751	Telephone: (412) 928-2022 Telefax: (412) 928-0225

Allin Corporation Announces Year-End Results

Wednesday, March 2, 2005

For Release at 4:30 PM EST

Pittsburgh, PA: Allin Corporation (OTCBB: ALLN), an information technology consulting company, today reported results for the three months and twelve months ended December 31, 2004.

For the three-month and twelve-month periods ended December 31, 2004, revenue was $4.2 million and $12.6 million, respectively, compared to $3.2 million and $13.0 million for the three-month and twelve-month periods ended December 31, 2003, respectively. The Company recorded net income attributable to common shareholders in the amount of $407,000 ($0.04 per share - diluted) for the three-month period ended December 31, 2004 and a net loss attributable to common shareholders of $456,000 ($0.07 per share) for the twelve-month period ended the same date. These results compare with a net loss attributable to common shareholders of $268,000 ($0.04 per share) and net income attributable to common shareholders of $70,000 ($0.01 per share - diluted) for the three-month and twelve-month periods ended December 31, 2003, respectively.

“Over the past year, we broadened our service offerings with the expansion of our Business Process Practice Area through both organic growth and acquisition,” stated Rich Talarico, Allin’s chief executive officer. “We believe this practice area is well situated to benefit from growth in Microsoft’s Business Solutions products as customers continue to integrate Microsoft products in running their businesses. Although overall revenue was slightly lower than the prior year, the Company recorded revenue growth of 18% in consulting services for the year, even taking into account a substantial decline in the revenue derived from interactive media engagements. We knew that 2004 would be a difficult year in our Interactive Media Practice Area due to the launch of fewer new cruise ships by our customers, and we are encouraged that growth in the other practice areas was nearly sufficient to fill that void. We have strong visibility with Microsoft in the markets we serve and continue to be the leading source for interactive television solutions in the cruise industry.”

Revenue increased 32%, comparing the quarter ended December 31, 2004 with the quarter ended December 31, 2003. Each revenue category showed improvement for the quarter with the most significant growth occurring in consulting services (36%) and information system product sales (295%). The growth in information system product sales is supported by strong growth in the Company’s Business Process Practice Area as the Company provides software, and to a lesser extent hardware, in conjunction with business process solution offerings. The revenue for the quarter was also helped by the timing of interactive television implementations as consulting and integration services revenue from the Interactive Media Practice Area for the fourth quarter of 2004 improved 21% compared to a fairly strong quarter in the same period of the prior year.

Revenue for the twelve months ended December 31, 2004 declined slightly less than 4% compared with the same period of the prior year. Strong growth in consulting services revenue (18%) and information system product sales (85%) was offset by a decline in revenue of 41% in integration services revenue. Growth in consulting services revenue was supported by improvement in the number and scope of the Company’s technology infrastructure engagements as well as the expansion of the Company’s Business Process Practice Area. The expansion of the Business Process Practice Area also supported the growth in information system product sales as the Company provides software, and to a lesser extent hardware, in conjunction with its solution offerings. The decline in integration services revenue was attributable to the Company contracting for fewer new implementations of interactive television systems during 2004 as compared to 2003 as fewer new cruise ships were built by the Company’s clients during 2004.

The Company recorded an increase in gross profit for the three months ended December 31, 2004, as compared to the same period of the prior year, although the gross margin percentage declined from 55.0% of revenue to 53.1% of revenue. Comparing the twelve months ended December 31, 2004 with the same period of the prior year, gross profit declined 8% due to both lower revenue and the decline in the gross margin percent. The lower margin percentages are attributable to a decline in the gross margin percentage in the Interactive Media Practice Area as well as a change in the mix of revenue on a consolidated basis.

The Company recorded an increase in operating expenses of less than 3%, comparing the twelve months ended December 31, 2004 with the twelve months ended December 31, 2003. The increase primarily resulted from the lower utilization rate for billable resources in the Interactive Media Practice Area as less compensation was applied to cost of goods sold under the Company’s standard cost method for project labor and due to an increase in the number of employees needed to support growth in the Company’s other business segments. These increases were offset to a certain extent by lower depreciation and amortization expenses.

Other Information

The Company has determined that it will no longer publish quarterly guidance related to its future financial performance.

About Allin Corporation

Allin Corporation is a leading provider of Microsoft-focused information technology and interactive-media based services. The Company designs, develops and deploys enterprise-quality platforms, systems and applications that provide its clients with the agility necessary to compete in today’s fast-paced business climate. The Company’s operations center on four practice areas: Technology Infrastructure, Collaborative Solutions, Business Process and Interactive Media. Allin leverages its experience in these areas to work with clients through a disciplined project delivery framework to ensure that solutions are delivered on time and on budget. Allin delivers these services through the trade names Allin Consulting and Allin Interactive. The Company maintains offices in Pittsburgh, Pennsylvania, Ft. Lauderdale, Florida and San Jose and Walnut Creek, California. Please visit the Company’s recently redesigned Internet site on the World Wide Web at http://www.allin.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to the safe harbors created thereby. These forward-looking statements are based on current expectations and projections about future events and financial trends. The words or phrases “we believe,” “we are encouraged” and similar words or expressions are intended to identify forward-looking statements. In addition, any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements. The forward-looking statements are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements, including, among other things, a concentration in the Company’s revenue from certain services and clients, a limited backlog, the Company’s ability to expand its markets, limited financial resources, dependence on key personnel and competitive market conditions. These are representative of factors which could affect the outcome of the forward-looking statements. In addition, such statements could be affected by general industry and market conditions and growth rates, general domestic and international economic conditions and future incidents of terrorism or other events that may negatively impact the markets where the Company competes. The Company undertakes no obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

CONTACT:	Dean C. Praskach	Phone:	(412) 928-2022
	Chief Financial Officer	Telefax:	(412) 928-0225
	Allin Corporation	E-mail:	Dean.Praskach@allin.com

ALLIN CORPORATION & SUBSIDIARIES

SELECTED FINANCIAL DATA

(Dollars in thousands, except for per share data)

The selected financial data for each of the periods ended December 31, 2004 and 2003, presented below, have been derived from the consolidated financial statements of the Company for 2004 and 2003.

	Three Months Ended		Twelve Months Ended
	December 31, 2004	December 31, 2003	December 31, 2004	December 31, 2003
	Unaudited	Unaudited	Audited	Audited
Revenue
Consulting services	$2,386	$1,753	$8,290	$7,027
Integration services	1,310	1,164	2,846	4,829
Outsourced services	172	159	644	685
Information System Product	233	59	576	312
Sales
Other Services	102	35	210	194

Total revenue	4,202	3,193	12,566	13,047

Cost of sales	1,970	1,438	6,028	5,974

Gross profit	2,232	1,755	6,538	7,073
Selling, general & administrative	1,372	1,347	5,832	5,419
Loss on impairment or disposal of assets	192	349	186	376
Depreciation & amortization	59	62	201	268

Total operating expenses	1,623	1,758	6,219	6,063

Income (loss) from operations	609	(3)	319	1,010
Interest expense, net	8	10	36	40
Provision for or (benefit from) income taxes	5	73	(1)	190

Net income (loss)	596	(86)	284	780
Accretion and dividends on preferred stock	189	182	740	710

Net income (loss) attributable to common shareholders	$407	$(268)	$(456)	$70

Earnings (loss) per common share – basic	$0.06	$(0.04)	$(0.07)	$0.01

Earnings (loss) per common share – diluted	$0.04	$(0.04)	$(0.07)	$0.01

Weighted average shares outstanding – basic	6,967,339	6,967,339	6,967,339	6,967,339

Weighted average shares outstanding - diluted	11,264,167	6,967,339	6,967,339	6,980,224

	December 31, 2004	December 31, 2003
	Audited	Audited
Balance Sheet
Current Assets:
Cash and Cash Equivalents	$3,091	$4,580
Other Current Assets	3,372	2,631

Total Current Assets	6,463	7,211

Other Assets	2,288	1,945

Total Assets	$8,751	$9,156

Current Liabilities
Bank Line of Credit	-0-	-0-
Other Current Liabilities	2,962	2,295
Other Liabilities	2,397	3,026
Shareholder’s Equity	3,392	3,835

Total Liabilities and Shareholder’s Equity	$8,751	$9,156